STEAKHOUSE PARTNERS, INC.

TO ACQUIRE

ROADHOUSE GRILL, INC.

San Diego, California, November 17, 2005 - Steakhouse Partners, Inc. (STKP.PK) announced today that it has signed a definitive merger agreement to acquire all of the outstanding common stock of Roadhouse Grill, Inc. (GRLL.PK) for approximately $25,250,000 in cash together with the assumption of Roadhouse’s funded debt and certain other Roadhouse liabilities.

Roadhouse Grill is a Pompano Beach, Florida based chain, which currently owns and operates 62 full-service, casual dining restaurants in Florida and nine other states.

Stone Douglass, Chairman and CEO of Steakhouse, stated, “I am gratified to report that our proposed transaction is one that provides a truly outstanding fit between two highly compatible restaurant organizations. By merging Steakhouse and Roadhouse, significant synergies will be realized which should provide the economic and operating backbone for a sustained expansion of Steakhouse’s business in the future.” Mr. Douglass went on to state that, “The combined companies pro forma for the acquisition generate over $175 million in revenue on an annualized basis. From the standpoint of Steakhouse, the acquisition of Roadhouse should be immediately accretive to earnings”.

Ayman Sabi, Roadhouse Grill's President and Chief Executive Officer, stated: “The proposed merger between Roadhouse Grill and Steakhouse Partners will be great for our Company and will bring together two highly compatible restaurant organizations and management teams”.

The definitive merger agreement between Steakhouse and Roadhouse is subject to approval by Roadhouse shareholders, regulatory approvals, customary closing conditions, and the obtaining by Steakhouse of financing sufficient to complete the acquisition. The transaction is expected to close by mid February 2006. As a result of the foregoing uncertainties, there can be no assurance that the transaction will be completed.

About Steakhouse Partners

Steakhouse Partners, Inc. is a restaurant company operating 25 restaurants in 8 states. Steakhouse operates principally under the names of Hungry Hunter, Hunters Steakhouse, Mountain Jack’s, and Carver’s. Steakhouse has its principal executive offices in San Diego, California.

About Roadhouse Grill

Roadhouse Grill, Inc., based in Pompano Beach, Fla., owns and operates 62 full-service, casual-dining restaurants and has 12 franchised or licensed restaurants. The company’s restaurants are located in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, New York, North Carolina, Ohio and South Carolina.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Steakhouse and Roadhouse, including future financial and operating results, the combined company's plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Steakhouse’s and Roadhouse's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain required third party approvals of the transaction on the proposed terms and schedule; the failure of Roadhouse stockholders to approve the transaction; the possibility that the closing of the transaction is delayed and the potential adverse effect of such delay on Steakhouse’s business; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers and employees; fluctuations in the capital markets which may impact on Steakhouse’s business; the risk that certain key employees may choose to leave Roadhouse in connection with the transaction. Additional factors that could cause Steakhouse’s results to differ materially from those described in the forward-looking statements can be found in the 2004 Annual Report on Forms 10-K of Steakhouse filed with the SEC and available at the SEC's Internet site (http://www.sec.gov).

Contact: A. Stone Douglass, CEO & Chairman of Steakhouse Partners, Inc., (858) 635-3916